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                                                            Exhibit 10.26


                  MARKETING AND DISTRIBUTION AGREEMENT

     THIS MARKETING AND DISTRIBUTION AGREEMENT (this "Agreement") is entered into as of the 10th day of February, 1998 by and between Sprint Corporation, a Kansas corporation ("Sprint"), Sprint Communications Company L.P., a Delaware limited partnership ("Sprint L.P."), Dolphin, Inc., a Delaware corporation ("Newco"), and EarthLink Network, Inc., a Delaware corporation ("EarthLink"). Sprint and Sprint L.P. are herein referred to as the "Sprint Party." EarthLink and Newco are herein referred to as the "EarthLink Party." The Sprint Party and the EarthLink Party are each hereinafter referred to as a "Party" and collectively as the "Parties." The Sprint Party and its Controlled Affiliates shall hereinafter be referred to as the Sprint Group. The EarthLink Party and its Controlled Affiliates shall hereinafter be referred to as the EarthLink Group.

     The Parties agree that the Sprint Party will, and will cause each member of the Sprint Group to, perform as set forth in this Agreement and the EarthLink Party will, and will cause each member of the EarthLink Group to, perform as set forth in this Agreement.

     1. Term. This Agreement shall be effective (the "Effective Date") only upon the Closing as defined in the Investment Agreement between the Parties and others, dated of even date herewith (the "Investment Agreement") and shall remain in full force and effect for ten (10) years ("Initial Term"), unless earlier terminated by either Party pursuant to
Section 24. At the conclusion of the Initial Term either Party may extend this Agreement for an additional five years by the giving of written notice to the other Party at least nine (9) months in advance of the expiration of the Initial Term, unless earlier terminated as provided herein. In the event that the Investment Agreement is terminated prior to the Closing of the Investment Agreement, this Agreement shall be null and void.

     2.   Scope.

          (a) For the purposes of this Agreement, the following definitions will apply:

               (i) Internet Services: Collectively, the Core Internet Application Set, the Ancillary Internet Products and Services, and the Internet Network Services, but excluding Internet Telephony.

               (ii) Core Internet Application Set: The set of software products and applications and related products and services which are included together and offered as a packaged whole by the EarthLink Group to customers from time-to-time during the term of this Agreement and which in concert with Internet Network Services allow customers to access and experience the public Internet. The Core Internet Application Set currently consists of the services and related products described on Schedule A.


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               (iii)     Ancillary Internet Products and Services:  The
          Internet-related products and services that customers can obtain from EarthLink as a discrete product or service that are not Telecommunications Services.

               (iv) Internet Network Services: Network access services, which together with the Core Internet Application Set, allow customers to access and explore the public Internet. Such Internet Network Services include 28.8K dial-up, 56K dial-up, ISDN, cable modems, XDSL, wireless and any other physical access medium used to allow the delivery of Internet service to customers.

               (v)  Internet Telephony:  Voice telecommunications over the
          Internet.

               (vi) LD Services: Long distance telephony services provided to consumers.

               (vii) Telecommunications Services: Business long distance telephony services, local telephone service, Internet Telephony services (subject to Section 7(e)), sale of customer premises equipment, pre-paid calling cards, wireless communications services, virtual private network services (excluding IP virtual private network services), toll free telephony services, ATM and frame relay (each subject to Section 7(i)) and paging and any other voice or data related telecommunications products and services provided by the Sprint Group at any given time during the term of this Agreement, excluding in all instances the Core Internet Application Set, from which the Sprint Group derived more than $25 million in gross revenues during the prior fiscal year; provided that the Core Internet Application Set shall not be deemed to be a Telecommunications Service.

               (viii)    Sprint Services:  LD Services and
          Telecommunications Services as provided by the Sprint Group from time to time during the term of this Agreement.

               (ix) Affiliate: With respect to any specified entity, any other entity that controls, is controlled by or is under common control with such entity.

               (ix) Controlled Affiliate: With respect to any Party, any entity that is directly or indirectly controlled by such Party. Without limiting the foregoing, as used in Section 7, "Controlled Affiliate" shall include any entity that such Party can directly or indirectly unilaterally cause to take or refrain from taking any of the actions required, prohibited or otherwise restricted by such Section, whether through ownership of voting securities, contractually or otherwise.

          (b) This Agreement shall govern the Sprint Group's and the EarthLink Group's collaborative marketing and distribution activity in the forty-eight contiguous United States (the "Territory"). This Agreement shall apply to: (i) the co-branding and marketing of the EarthLink Group's Internet Services; (ii) the marketing of the Sprint


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     Group's LD Services; and (iii) the marketing of other
     Telecommunications Services of the Sprint Group as mutually agreed upon by the Parties.

     3.   Relationship.

          (a) Subject to the provisions of this Agreement, the Sprint Party and each of the other members of the Sprint Group hereby appoints each of the members of the EarthLink Group as its agent to sell the Sprint Group's LD Services and other Telecommunications Services as agreed to by the Parties (collectively, the "Sprint Services"), and the EarthLink Party and each of the other members of the EarthLink Group hereby appoints each of the members of the Sprint Group as its agent to sell Internet Services. Each Party accepts its respective appointment for itself and on behalf of the members of its respective Group. The Sprint Party will use reasonable efforts to cause Sprint PCS to appoint the members of the EarthLink Group as its agents to sell PCS services prior to the Effective Date. If Sprint PCS fails to make such appointment by the Effective Date, Section 7(f) shall apply. In the event that Sprint PCS makes such appointment, Sprint PCS shall be deemed a member of the Sprint Group and included therein for purposes of this Agreement.

          (b) No member of a Group has the authority to act on behalf of the other Party's Group nor may any member of either Party's Group bind the members of the other Party's Group except as provided in this Agreement.

          (c) Orders submitted by customers who sign up through the Sprint Group for Internet Services are not binding on the EarthLink Group until accepted by the EarthLink Group, which shall be evidenced by the EarthLink Group's provision of Internet Services to a customer. The EarthLink Group reserves the right to decline any order for Internet Services solicited or taken by the Sprint Group, provided the EarthLink Group will not discriminate against or apply any more stringent standards to a potential Sprint Group generated customer than any other potential EarthLink Group customer.

          (d) Orders submitted by customers who sign up through the EarthLink Group for Sprint Services are not binding on the Sprint Group until accepted by the Sprint Group, which shall be evidenced by the Sprint Group's provision of LD Services and/or Telecommunications Services, as applicable, to a customer. The Sprint Group reserves the right to decline to accept any order for Sprint Services solicited or taken by the EarthLink Group, provided the Sprint Group will not discriminate against or apply any more stringent standards to a potential EarthLink Group generated customer than any other potential Sprint Group customer.

          (e) The EarthLink Group will provide customer service for Internet Services for Sprint Group generated customers in accordance with its general practices and procedures. Customers for Internet Services will be customers of the EarthLink Group for Internet Services and will remain customers of the EarthLink Group for the Internet Services after termination of this Agreement unless such customers elect to terminate their relationship with the EarthLink Group.


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          (f)  The Sprint Group will provide customer service for Sprint
     Services and those customer service functions relating to Internet Services as the Sprint Group deems appropriate for Internet Services for its EarthLink Group generated customers in accordance with its general practices and procedures. Customers for Sprint Services will be customers of the Sprint Group for Sprint Services but not for Internet Services and will remain customers of the Sprint Group for Sprint Services after termination of this Agreement unless such customers elect to terminate their relationship with the Sprint Group.

          (g) Nothing in this Agreement shall limit the Sprint Group's ability to package or bundle various Sprint Services with the EarthLink Group's Internet Services or its flexibility regarding pricing of the Sprint Services within such package or bundle, in each case as the Sprint Group deems appropriate.

          (h) The terms set forth on Schedule B shall apply to any customer of the EarthLink Group who is generated through the Sprint Group's business service channels.

          (i) Without the Sprint Party's prior written consent, no member of the EarthLink Group will enter into any agreement that would contractually prevent or contractually restrict the Sprint Group from marketing and selling the Core Internet Application Set through any Sprint marketing channel; provided, however, the EarthLink Group may enter into such agreements after consultation with the Sprint Party without violating this Section 3(i) if the Sprint Party receives a credit against the number of subscribers required by Schedule H hereof equal to twenty percent (20%) of the number of subscribers obtained by the EarthLink Group through such agreements for the applicable annual period.

     4.   Joint Marketing Committee.

          (a) Each Party will appoint up to three representatives to serve as members of a six person "Joint Marketing Committee". Each member shall serve at the pleasure of their respective Party. The Joint Marketing Committee will work together in a proactive and cooperative spirit in seeking, defining and implementing marketing opportunities consistent with the Plan (see Section 4(d)) and to identify methods and opportunities to increase Internet Service and Sprint Service revenues.

          (b) The Joint Marketing Committee will be responsible for making recommendations regarding modifications to the terms of this Agreement in the event that competitive or other circumstances dictate; however, neither Party will be obligated to amend or modify this Agreement based on such recommendation.

          (c) The Joint Marketing Committee will meet as often as necessary, either in person or by telephone, but no less than on a monthly basis for the first six (6) months after the Effective Date and no less than once per three (3) month period after such initial six (6) months. Either Party may call a Joint Marketing Committee meeting upon seven (7) days' notice.


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          (d)  The Joint Marketing Committee will prepare and produce a sales and marketing plan for the Internet Services for each year of the Agreement (the "Plan"). The Plan shall be published no later than November 30 of each calendar year for the following calendar year. During the first calendar year in which this Agreement becomes effective, the Plan shall be published as soon as commercially reasonable following the Effective Date. The Plan will address and establish in reasonable detail the plan of execution for the joint marketing activities of the Internet Services, and the Sprint Group and the EarthLink Group shall devote resources and efforts reasonably necessary to insure the Plan's goals and targets are met, the cost and expenses of which to be born as determined in the Plan.

          The Joint Marketing Committee will similarly prepare and produce a plan to address the sale and marketing of Sprint Services by the EarthLink Group.

          (f) Any action by the Joint Marketing Committee will require the majority approval of all of its members.

     5.   Branding.

          (a) The Sprint Group and the EarthLink Group, in accordance with Sections 25 and 26 and the "Branding Strategy" set forth in Schedule L, shall include the agreed upon co-brand in:

               (i) all of the Sprint Group's marketing, advertising and other similar material relating to or referencing any of the EarthLink Group's Internet Services; and

               (ii) all of the EarthLink Group's marketing, advertising and other similar material (e.g., software jackets, packaging, web page(s), etc.) used to promote and offer for sale or otherwise relating to the Internet Services and/or the Sprint Services in the Territory.

     The Parties intend to have the Internet Service as a co-branded service which appears to the general public as part of the Sprint Group portfolio of product and service offerings.


          (b) No member of the EarthLink Group shall be under any obligation to reference the Sprint Brand or the co-brand when referring generally to the members of the EarthLink Group in their corporate capacities. No member of the EarthLink Group will be required to reference any member of the EarthLink Group, or the EarthLink Group as a whole, as a Sprint Group-controlled entity.

          (c) The Sprint Group and the EarthLink Group will each comply with the terms of the Branding Strategy set forth in Schedule L.

     6. Quality of Service. The EarthLink Group will provide a quality of service and attendant customer and technical support for the Core Internet Application Set (and any other

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Internet Services provided by the EarthLink Group that are marketed under the EarthLink-Sprint co-brand but excluding the Sprint Group provided Internet Network Services which are a part of the Internet Services) that is of high quality. In the event that the EarthLink Group fails to meet this quality standard, it shall use substantial, diligent and continuous efforts to seek to achieve or restore such service quality. If the EarthLink Group fails to meet such standard for a continuous 120 day period or for three periods of 45 or more days each during a calendar year following written notice from the Sprint Party to the EarthLink Party, the Sprint Party may terminate this Agreement, provided that the Sprint Group is not then in material breach of this Agreement; provided, however, that the determination of whether the EarthLink Group has met this quality standard will be determined through the dispute resolution process described in Section 21, such dispute resolution process to commence 60 days following written notice from the Sprint Party to the EarthLink Party of the EarthLink Group's failure to meet the quality standard if the Sprint Party determines that the EarthLink Group has not cured such failure within such 60-day period. If the failure to meet such quality standard is attributable to a failure or defect in any services or products provided by a third party (e.g., the dial-up Internet access services), the Sprint Party will have the right to terminate this Agreement as provided above, but the EarthLink Group will not be deemed in breach of this Agreement for failure to meet such quality standard.

     7.   Exclusivity.

          (a) The provisions of this Section 7 apply only to activities within the Territory and apply to each of the EarthLink Group and the Sprint Group.

          (b) The Sprint Group will not promote, advertise, market, co-brand, package, bundle, develop, offer or sell, or enter into any express or tacit agreement to permit its names to be used in connection with, a set of Internet-related products and services (whether as a series of individual products and services or as an integrated grouping or package of products and services) that is the same as or substantially similar to the Core Internet Application Set (as in effect from time-to-time), other than those of the EarthLink Group. The Sprint Group will not bid on, acquire or directly or indirectly, own, manage, operate, join, control or finance, or participate in the management, operation, control or financing of any provider of any set of Internet-related products and services (whether as a series of individual products and services or as an integrated grouping or package of products and services) that is the same as or substantially similar to the Core Internet Application Set (as in effect from time-to-time), other than the EarthLink Group. Nothing in this Section shall prohibit or restrict the Sprint Group from (i) owning less than 5% of a company which engages in a Restricted Services Business (as defined in Section 24), or
     (ii) engaging in any activity relating to products or services that perform the same function as any individual elements and/or components of the Core Internet Application Set so long as the set of such products and services (whether packaged or marketed as a series of individual products and services or as an integrated grouping or package of products and services) are not the same as or substantially similar to the Core Internet Application Set; provided, however, that if the Sprint Group intends to obtain any such elements or components from a third party the EarthLink Group shall have the first right of refusal to provide the Sprint Group with such elements and


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     components of the Core Internet Application Set if such elements and components supplied by the EarthLink Group are of substantially similar quality as those available from third parties and are provided by the EarthLink Group at the same price and on substantially similar terms to the Sprint Group as the lower of the price and terms upon which those elements and components are offered by the EarthLink Group to third parties or the price and terms otherwise generally commercially available to the Sprint Group for such elements and components.

          (c) The EarthLink Group will not promote, advertise, market, co-brand, package, bundle, develop, offer, or sell any LD Service or Telecommunications Services or services that are the same as or substantially similar to the LD Services or Telecommunications Services other than those of the Sprint Group. The EarthLink Group will not bid on, acquire or directly or indirectly, own, manage, operate, join, control or finance, or participate in the management, operation, control or financing of, or act as an agent or representative for, or enter into any express or tacit agreement to permit its name to be used in connection with, or permit its Internet Services to be marketed, sold or distributed by, any Material Provider of LD Services or Telecommunications Services other than the Sprint Group and, after Sprint PCS has appointed each member of the EarthLink Group as its agents pursuant to Section 3(a), Sprint PCS. Nothing in this Section shall prohibit or restrict the EarthLink Group from owning less than 5% of a company which sells LD Services or Telecommunications Services. A business or entity will be deemed to be a "Material Provider" of LD Services or Telecommunications Services if such business or entity (together with its Affiliates) derives from the sale of LD Services and Telecommunications Services
     (i) more than 5% of its gross revenues in any fiscal year, or
     (ii) more than $25,000,000 of gross revenues in any fiscal year.

          (d) Notwithstanding anything in Section 7(c) above or any other provision of this Agreement, the EarthLink Group may continue to offer a co-branded Core Internet Application Set which is marketed and/or sold by the telecommunications companies listed in Schedule E, consistent with the terms of its current agreements with these companies. The EarthLink Group will not extend or renew such agreements beyond January 1, 1999 unless either:

               (i) The EarthLink Group delivers the Core Internet Application Set on a private label basis (with no EarthLink Group Brand); or

               (ii) The Sprint Party gives prior written approval, which approval shall not be unreasonably withheld.

          (e) Notwithstanding Section 7(c) above, until such time as the Sprint Group has developed an Internet Telephony service to offer to consumers, the EarthLink Group may offer such service of any third party of its choice. However, any Internet Telephony obtained by the EarthLink Group from a third party may not be co-branded with the third party brand and may not be offered under the EarthLink-Sprint co-brand; provided, however, that notwithstanding the generality of the foregoing, the EarthLink Group may


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     offer as a component of its Core Internet Application Set an
     Internet Telephony application that can be run with the Core Internet Application Set in substantially similar fashion (and would be presented to the customer with a substantially similar branding approach) as the VocalTec application that is currently made available by the EarthLink Group to its customers. At such time as the Sprint Group has developed such service, the EarthLink Group will be required to obtain such service from the Sprint Group unless the EarthLink Group is able to obtain a service with materially superior performance or a comparable service on superior terms from a third party; provided, however, that (i) the EarthLink Group will have the right to continue to obtain the Internet Telephony solution it then currently distributes until it can terminate the relevant agreement without liability and without material adverse effect on its business and its reputation; (ii) the Sprint Group will have the right to match any third party offer to provide Internet Telephony to the EarthLink Group on the same terms including terms addressing both quality and economics; and, (iii) the EarthLink-Sprint co-brand may be used only to market the Core Internet Application Set of which such Internet Telephony services may be a component and will not in any way be used to market or promote the Internet Telephony services on a stand-alone basis.

          (f) If Sprint PCS has not appointed the members of the EarthLink Group as its agents to sell wireless services prior to the Effective Date, neither Section 7(c) nor any other provision of this Agreement will restrict the EarthLink Group from entering into arrangements with one or more cellular and/or PCS service providers pursuant to which the EarthLink Group may sell such cellular and/or PCS services. At the option of the EarthLink Group, such cellular and/or PCS service may be marketed and sold under the third-party provider's brand. If such appointment by Sprint PCS occurs after the Effective Date, the EarthLink Group will thereafter be bound by
     Section 7(c) with respect to all cellular and PCS services, subject to its rights under those agreements entered into by the EarthLink Group prior to such date, which the EarthLink Group will terminate as soon as contractually permissible; provided, however, that EarthLink may continue its third-party cellular and PCS agreements for such time as the EarthLink Group, in its reasonable discretion, determines is necessary to avoid material adverse effects on its business and on its reputation as a result of the termination of its business relationship with such third parties.

          (g) Notwithstanding Section 7(b) above or any other provision of this Agreement, the Sprint Group will be permitted to appoint one or more Internet service providers ("ISPs") other than the members of the EarthLink Group as its agents for the sale of its branded LD Services and Telecommunications Services so long as the Sprint Group does not bill the Internet related services provided by such ISP on an integrated basis with the Sprint Services.

          (h) Neither Section 7(b) nor any other provision of this Agreement will restrict the Sprint Group in any way with respect to the "Corporate Dial" service that it currently offers or any similar product or service that is designed primarily for large corporate accounts and offers enhanced features that are not then included in the Core

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     Internet Application Set; provided that the Sprint Group shall not offer or sell any services or products in connection with such "Corporate Dial" service which are the same as or substantially similar to the Core Internet Application Set (unless the Core Internet Application Set is provided by the EarthLink Group) so long as the Core Internet Application Set provided by the EarthLink Group is of substantially similar quality and is provided at the same price and on substantially similar terms as such services are generally commercially available to the Sprint Group.

          (i) Notwithstanding Section 7(c) above or any other provision of this Agreement, but subject to the restrictions in Section 11, the EarthLink Group may market, package, offer or sell ATM and frame relay telecommunications services of any third party but only for the sole purpose of providing access to the public Internet; provided, however, the EarthLink Group may display the mark of or otherwise identify the name of the vendor of such services solely for the purpose of identifying the source of such services.

     8.   The Sprint Group's Responsibilities.

          (a) Subject to contractual restrictions, the Sprint Group shall devote reasonable resources and efforts to ensure that the EarthLink Group has access to the Sprint Group's consumer
     (i) third-party controlled and managed distribution channels;
     (ii) OEM channels; and (iii) marketing properties, including Radio Shack and other telecommunications services and product resellers (collectively referred to as "Third-Party Channels"). The EarthLink Group shall involve the Sprint Party in all communications with Third Party Channels. Nothing in this Section shall require the Sprint Group to take any action which would adversely impact the Sprint Group's relationship with Third-Party Channels. The Sprint Group's current Third-Party Channels are listed on Schedule F.

          (b) The Sprint Group will, within the Sprint Party's reasonable discretion, permit the EarthLink Group to participate in the Sprint Group's promotional activities and communicate with the Sprint Group's consumer customers regarding the Core Internet Application Set, including, without limitation, providing the EarthLink Group, where permitted by law, with adequate information necessary to identify such customers. The EarthLink Party will, at the Sprint Party's election, pay either (i) the One Time Payment described on Schedule H for each customer generated through such channel, or (ii) incremental marketing costs associated with such channel activities; however, under no circumstances will EarthLink pay both such amounts.

          (c) Subject to contractual restrictions, the EarthLink Group will cooperate with the Sprint Group in maintaining the Sprint Group's preferred position on the Netscape and Microsoft referral servers; provided, however, that the Sprint Group's presence on those servers will, from the Effective Date, be the co-branded Core Internet Application Set.


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          (d)  The Sprint Group shall devote reasonable resources and efforts in opening its consumer channels to actively promote, market and sell the Core Internet Application Set and shall exert reasonable efforts to ensure that those channels actively promote, market and sell the Core Internet Application Set. The EarthLink Party will, at the Sprint Party's election, pay either (i) the One Time Payment described on Schedule H for each customer generated through such channel, or (ii) incremental marketing costs associated with such channel activities; however, under no circumstances will the EarthLink Party pay both such amounts.

          (e) The Sprint Group shall purchase those items and pay to the EarthLink Party those amounts as described on Schedule G.

     9.   The EarthLink Group's Responsibilities.

          (a) The Sprint Party shall be compensated for any Sprint Group generated customer of the Core Internet Application Set, as set forth in Schedule H. If the Core Internet Application Set is materially changed from the current set, or as new Internet Services are introduced by the EarthLink Group, the Parties will negotiate commercially reasonable terms for the Sprint Group to sell these services, which in no event shall be less favorable than the terms offered by the EarthLink Group to others for selling the same or similar services which terms will be comparable to those generally available in the market place. Costs associated with the generation of customers for Internet Service, under this Section 9(a), shall be borne by the Sprint Group.

          (b) The EarthLink Party shall be responsible for payment to Netscape and Microsoft of referral fees incurred as a result of, and costs associated with, the Core Internet Application Set's presence on those parties' referral servers.

          (c) The EarthLink Party shall be responsible for payment of all bounties, royalties, and residuals to Third-Party Channels due to sales of its Internet Services, provided that the EarthLink Party agrees to such terms prior to the channel participant selling the Internet Services, unless the Sprint Group elects to pay such third party payments in exchange for the commission payment set forth in Schedule H.

          (d) The EarthLink Group will, at its cost and using reasonable efforts, actively market, promote and sell Sprint Services. Compensation to the EarthLink Group for its sale of the LD Services will equal a percentage of total Net Collectible Call Usage Revenue as described on Schedule G. For the purpose of this Agreement, Net Collectible Call Usage Revenue is defined as monthly revenue (excluding taxes, bad debt, fraud and subsequently credited charges). Compensation to the EarthLink Group for its sale of the Telecommunications Services shall be mutually agreed upon subject to Schedule G.

          (e) The EarthLink Party will, at the Sprint Group's cost and within the EarthLink Party's reasonable discretion, permit the Sprint Group to participate in the EarthLink Group's various promotional activities and communicate with the EarthLink Group's consumer customers regarding LD Services and Telecommunications Services,

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     including, without limitation, providing the Sprint Group, where permitted by law and contract, with adequate information necessary to identify such customers.

          (f) The EarthLink Group will, in all cases, be responsible for any costs related to the production of the EarthLink Group software, CD ROM or similar media and related packaging.

          (g) The EarthLink Group will make available to all Sprint Group customers any promotional offering generally available to the EarthLink Group's non-Sprint customers of the Core Internet
     Application Set at the same prices and on the same terms.

          (h) If the Core Internet Application Set is of substantially similar quality to other similar service packages that could be utilized by the Sprint Group, then the Sprint Group will obtain, and the EarthLink Group will provide, the Core Internet Application Set to the Sprint Group for any new Internet Network Service the Sprint Group develops on prices and terms at least as favorable to the Sprint Group as the EarthLink Group offers the Core Internet Application Set to any other third party and under prices and terms no less favorable to the Sprint Group than are generally commercially available to the Sprint Group for a substantially similar set of services. If the Sprint Group develops an Internet Network Service and makes it available to third parties, the Sprint Group will make such service available to the EarthLink Group on the best terms as it makes the service available to third parties.

     10. Training. Each Party's Group shall provide, at its own costs, qualified personnel to train a mutually agreed upon number of representatives of the other Party's Group with respect to the training Parties' Group's services and products necessary to enable each Party's Group to optimally perform its obligations under this Agreement.

     11. The EarthLink Group's Telecommunications Services Requirements; The Sprint Group's Core Internet Application Set Requirements.

          (a) Subject to the limitations contained in this Agreement, the Sprint Group will provide, and the EarthLink Party agrees to acquire, the EarthLink Group's Telecommunications Services requirements (exclusive of: (i) dial-up Internet access services including the attendant high-speed circuits necessary to deliver the Internet Services, and (ii) other high-speed access services including ATM and frame relay when used to provide a dedicated connection to the Internet) from the Sprint Group, provided the Sprint Group offers such services to the EarthLink Group at the best prices available to the EarthLink Group from a third party for substantially similar services. The Sprint Group acknowledges that the EarthLink Group has existing voice and data services agreements with third parties. The Sprint Group may elect to pay any penalties and other fees related to contractually permissible early termination of such agreements or may permit the EarthLink Group to continue to purchase such services under such agreements for the entire term of such agreements. Notwithstanding the generality of the foregoing, the Sprint Group shall not require the EarthLink Group to effect an early termination of any such agreement if such termination would cause a material disruption to the EarthLink Group's business or constitute a breach of any such agreement.

          (b) The obligation of the EarthLink Group to provide the Sprint Group with certain opportunities to provide dial-up Internet access services to the EarthLink Group are set forth in Section 1.6 of the Network Services Agreement among the Parties of even date herewith, which Section is incorporated herein by this reference and shall survive for the term of this Agreement. Furthermore, for the term of this Agreement the EarthLink Group will purchase from the Sprint Group high-speed access services, including ATM and frame relay, for the purpose of providing dedicated connections to the Internet, provided such services are offered by the Sprint Group at the best prices and on substantially similar terms as are available to the EarthLink Group from a third party for substantially similar services.

          (c) The EarthLink Group will provide, and the Sprint Group agrees to acquire, the Sprint Group's Core Internet Application Set requirements for the Sprint Group's internal needs for services substantially similar to the Core Internet Application Set from the EarthLink Group, provided the EarthLink Group offers such services to the Sprint Group at the best prices and on substantially similar terms as are available to the Sprint Group from a third party for substantially similar services.

     12. E-Mail. The e-mail domain for the Internet Service shall be "earthlink.net", except as customers may request unique or vanity domain names.

     13.  Product Enhancements.

          (a) The EarthLink Party and the Sprint Party agree to negotiate a billing and collection agreement for integrated billing services for the Sprint Group's LD and Telecommunications Services and the EarthLink Group's Internet Services, which results in the EarthLink Group achieving substantially the same economic results of its now existing merchant agreements (e.g., credit card agreements) for its customer billings. If, after one (1) year from the date the integrated billing services are implemented, the Sprint Group's incremental costs of providing integrated billing services differs materially from the EarthLink Group's payment for the services, the Sprint Party and the EarthLink Party agree they will renegotiate the terms of the billing and collection agreement. Any renegotiated increases or decreases in the EarthLink Group's payments to the Sprint Group for integrated billing services shall not exceed twenty-five percent (25%).

          (b) (i) If the Sprint Group seeks the enhancement of existing Internet Services or the development of new Internet Services not currently offered by the EarthLink Group, the Sprint Party will present a request for such enhancement or development to the EarthLink Party. The Parties agree to negotiate in good faith the developmental targets, milestones, acceptance testing schedules and delivery dates for any such enhancements or developments (the "Development Schedule"). The EarthLink Group shall, if the EarthLink Party elects, develop at its cost the new service or enhancement and negotiate commercially reasonable terms with the Sprint Party for the Sprint Group to sell the service as a sales agent of the EarthLink Group. If the EarthLink Group declines to develop the new service or enhancement, the Sprint Party can require the EarthLink Group to develop such service or enhancement at the Sprint Party's cost, unless such development effort would have a material adverse impact on the EarthLink Group's operations or product development efforts, as reasonably determined by the EarthLink Party.

               (ii) If the EarthLink Party declines for the EarthLink Group to enhance existing Internet Services or develop new Internet Services on the aforestated grounds, or if within forty-five (45) following the EarthLink Party's receipt of the Sprint Party's request the Parties have not agreed to the Development Schedule, the Sprint Group may at its own cost develop (either directly or by outsourcing) the enhancement or service. After commercially reasonable acceptance testing, the EarthLink Group will (if requested by the Sprint Party) implement the development. If such development is funded by the Sprint Party (whether developed by the EarthLink Group, the Sprint Group or a third party), the Sprint Group will own such development and will license the development to the EarthLink Group on commercially reasonable terms.

     Notwithstanding anything in this Section 13(b) to the contrary, if the development or commercialization of any enhancement(s) of existing Internet Services or the development of new Internet Services would have a material adverse effect on the EarthLink Group or its product development efforts, the EarthLink Group shall not be required to develop or implement such new Internet Services or enhancements to Internet Services. To the extent such items are developed by the Sprint Group, directly or through a third party, the Sprint Group will work with the EarthLink Group, at the Sprint Party's expense (however, the EarthLink Group shall be responsible for its own personnel costs), to ensure the proper integration of such enhancements and new Internet services into the Internet Services and the Parties' business relationship.

     14. Lawful Performance and Related Covenants. Each Party's Group must lawfully perform its obligations under this Agreement. Neither Party's Group will commit any act that would reasonably be expected to reflect unfavorably on the other. Neither Party's Group will misrepresent products and services or the prices of products and services. Neither Party's Group will sponsor or participate in any illegal pyramid or multilevel marketing system.

     15.  Invoicing; Payment; Interest and Payment Default.

          (a) Each Party will deliver to the other on a monthly basis an invoice reflecting the aggregate amounts payable by the other Party's Group to the invoicing Party for the month most recently completed as computed in accordance with this Agreement. Each such invoice will reflect, in detail, the computation and a detailed description of the invoiced amounts.

          (b) Each Party shall pay to the other all invoiced amounts within thirty (30) days of receipt of an invoice; provided, however, that to the extent any amount of an invoice is subject to a bona fide, good faith dispute, the payment of such disputed amount shall be determined in accordance with dispute resolution processes provided for under Section 22. Any undisputed amounts will be paid to and promptly credited by the payee Party. In the case of a disputed amount, if after sixty (60) days such dispute has not been resolved, the payor Party shall place one hundred percent (100%) of the disputed amount in an escrow account established for the payee Party's benefit until such dispute is resolved. Upon resolution of the dispute, the Parties shall be paid the disputed amounts held in escrow and any interest having accrued on the disputed amounts held in the escrow account in proportion to the amount to be received by each Party with respect to the resolution of the dispute. To the extent the amount held in escrow is insufficient to fully pay the payee Party as established by the resolution of the dispute, the payor Party shall, within fifteen (15) days of the resolution of the dispute, pay such balance to payee party. The Parties shall bear the costs of the escrow account in inverse proportion to the amounts distributed to the Parties from the escrow account.

          (c) After the expiration of the thirty (30) day payment period, all undisputed unpaid invoiced amounts shall bear interest at the rate of one percent (1%) per month, accruing daily, until paid. In the event that the payor Party fails to pay any undisputed amount when due and upon receipt of written notice from payee party of nonpayment, the payor Party shall be deemed in default of this Agreement if the undisputed amount is not then paid within the later to occur of thirty (30) days from the date of the payor Party's receipt of such notice of nonpayment or ninety (90) days from the date of the applicable invoice (a "Payment Default").

     16.  Confidentiality.

          (a) Definition. "Proprietary Information" means any information or material regarding the terms of this Agreement or which: (i) is confidential and proprietary to the disclosing Party's Group, which derives economic value from not being generally known and is the subject of reasonable efforts by the disclosing party to maintain its secrecy; or (ii) the disclosing Party's Group obtains from any third party, which the disclosing party treats as confidential and proprietary, whether or not owned by the disclosing Party's Group.

          (b) Restriction. All Proprietary Information disclosed by one Party's Group to the other Party is deemed to be confidential, restricted and proprietary to the disclosing Party's Group.

          (c) Use. The Parties agree to use the Proprietary Information received from the other Party's Group only to accomplish the intent of this Agreement or as otherwise set forth in this Agreement. No other rights to trade Brand, inventions, copyrights, patents, or any other intellectual property rights are implied or granted under this Agreement or by the conveying of Proprietary Information between the Parties and their Groups.

          (d) Copying. Proprietary Information supplied is not to be reproduced in any form except in performing a Party's obligations under this Agreement.

          (e) Care. The receiving Party must provide the same degree of care to avoid disclosure and unauthorized use of the Proprietary Information as it provides to protect its own similar proprietary information. All Proprietary Information must be retained by the receiving Party in a secure place with access limited to only such of the receiving Party's employees, attorneys, accountants or agents who need to know such information to perform a Party's obligations under this Agreement and to such third Parties as the disclosing Party has consented to by prior written approval. A receiving Party may disclose the disclosing Party's Group's Proprietary Information to members of the receiving Party's Group provided that the receiving Party, together with the member of the receiving Party's Group which may violate this Section 16, will be jointly and severally liable for any breach of this Section 16 that is caused by any member of such Party's Group.

          (f) Ownership. All Proprietary Information, unless otherwise specified in writing, (i) remains the property of the disclosing Party or its Group, as the case may be, and (ii) such Proprietary Information, including all copies of such information, must be returned to the disclosing Party or its Group, as the case may be, or destroyed after the receiving Party's need for it has expired or upon request of the disclosing Party, and, in any event, upon termination of this Agreement.

          (g) Limitation. The Parties agree that the term "Proprietary Information" does not include information which:

               (i) has been or may in the future be published or is now or may in the future be otherwise in the public domain through no fault of the receiving Party or its Group;

               (ii) prior to disclosure pursuant to this Agreement is property within the legitimate possession of the receiving Party or its Group;

               (iii) subsequent to disclosure pursuant to this Agreement is lawfully received from a third party having rights in the information without restriction of the third party's right to disseminate the information and without notice of any restriction against its further disclosure;

               (iv) is independently developed by the receiving Party's
          Group; or

               (v) is obligated to be produced under order of a court of competent jurisdiction or other similar requirements of a governmental agency, so long as the Party or the Party's Group required to disclose the information provides the other Party with prior notice of such order or requirement and limits to the extent possible.

          (h)  Relief.  The Parties agree that a breach of this
     Section 16 may give rise to irreparable injury to the non-breaching Party and its Group that cannot be compensated for adequately by damages. Consequently, the Parties agree that each Party and the members of its Group shall be entitled, in addition to all other remedies available, to injunctive and other equitable relief to prevent a breach of this Section 16 of this Agreement and to secure the enforcement of the provisions of this Section 16 in any court of competent jurisdiction in the United States or any state thereof (and the Parties agree to waive any requirement for the posting of bond in connection with such remedy).

          (i) Term. Neither Party nor such Party's Group may disclose the Proprietary Information of the other Party for a period which is the longer of (i) four (4) years from the date of disclosure or
     (ii) two (2) years following the date of termination of this Agreement. A Party and/or its Group may never disclose trade secrets of the other Party and/or its Group so long as such Proprietary Information continues to qualify as a trade secret under applicable law.

          (j) Further Protection. If a Party determines that it or its Group is required by law to disclose this Agreement or its terms or any other Confidential Information (including any press release or filing with the Securities and Exchange Commission or any other government agency), such Party shall provide a copy of such proposed disclosure to the other Party for its review and comment prior to such disclosure and shall, together with the other members of this Group, cooperate in full with the other Party and its Group with respect to any protective orders, requests for confidentiality or similar protections that are reasonably requested to be sought by the other Party to protect the confidentiality of such information.

     17. Liability of Parties. EXCEPT AS SPECIFICALLY PROVIDED FOR IN THIS AGREEMENT, IN NO EVENT WILL EITHER PARTY OR THEIR GROUPS BE LIABLE FOR SPECIAL, INDIRECT, INCIDENTAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES, OR LOSS OF PROFITS, ARISING FROM THE RELATIONSHIP OR THE CONDUCT OF BUSINESS UNDER THIS AGREEMENT.

     18.  [Reserved].

     19.  Indemnification.

          (a) Each Party (the "Indemnifying Party") agrees to indemnify and hold harmless the other Party and the other members of its Group and its and their permitted assigns, and its partners, officers, directors, employees and agents, and each of their representatives, and its successors and assigns (collectively, the "Indemnitees") at all times from and after the Effective Date against and in respect of any Damages (hereinafter defined) suffered by the Indemnitees as a result of (i) any breach by the Indemnifying Party and its Group of any representation, warranty or covenant contained in this Agreement or (ii) any claims, actions or demands (collectively, "Claim") by a third party to the extent caused by or arising out of
     (A) any negligent act or omission on the part of the Indemnifying Party, (B) any act or omission by the Indemnifying Party and its

     Group that does not conform to the requirements of the Agreement or
     (C) the Indemnitee's use of the Indemnifying Party's brand in accordance with the terms of this Agreement.

          (b) For the purposes of this Agreement and unless otherwise specifically provided, the term "Damages" shall include (i) all amounts finally awarded or charged against an Indemnitee, (ii) any amounts paid in settlement as permitted by this Section 19 and
     (iii) all out-of-pocket expenses or costs incurred by such Indemnitee(s), including reasonable professional and attorneys' fees and expenses.

          (c) Promptly upon receipt by the Indemnitee of notice of any demand, assertion, claim, action or proceeding, judicial or otherwise, with respect to any matter as to which an Indemnifying Party has agreed to indemnify an Indemnitee under the provisions of this Agreement, the Indemnitee will give prompt notice thereof in writing to the Indemnifying Party, together with a statement of such information respecting a Claim, as the Indemnitee shall then have. The Indemnifying Party shall have the right to contest and defend the Claim, with respect to which it has been called upon to indemnify the Indemnitee under the provisions of this Agreement; provided, however, that:

               (i) notice of intention so to contest shall be delivered to the Indemnitee within twenty (20) calendar days from the receipt by the Indemnifying Party of notice of the Claim;

               (ii) the Indemnifying Party will pay all costs and expenses of such contest or defense, including all reasonable attorneys' and accountants' fees, and the cost of any bond required by law to be posted in connection with such contest or defense;

               (iii) such contest or defense shall be conducted by attorneys employed by the Indemnifying Party, at the Indemnifying Party's sole cost and expense, but the Indemnitee shall have the right to participate in such proceedings and to be represented by attorneys of its own choosing, at the Indemnitee's cost and expense without contribution or indemnification by the Indemnifying Party for such costs or expenses;

               (iv) if after such opportunity, the Indemnitee does not elect to participate in the defense in any such proceedings, the Indemnitee (subject to paragraph (vi) below) shall be bound by the results obtained by the Indemnifying Party, including without limitation any out-of-court settlement or compromise;

               (v) if the Indemnifying Party assumes the defense, the Indemnitee(s) will not settle, or attempt to settle, such claim without the Indemnifying Party's consent which consent may be withheld in the Indemnifying Party's good faith discretion; and

               (vi) the Indemnifying Party will not settle any claim without the prior written consent of the Indemnitees which consent may be withheld in the Indemnifying Party's good faith discretion, unless the settlement contains a complete and unconditional release of the Indemnitee(s), and the settlement does not involve the imposition of any nonmonetary relief on the Indemnitees.

     20. Publicity. Except for legally mandated disclosures, any press releases or public announcements relating to this Agreement or the terms of the Agreement must be mutually agreed upon by the Parties. Any legally mandated disclosures shall be subject to the provisions of
Section 16(j). Notwithstanding the foregoing, neither Party nor any member of its Group will be required to obtain approval of the other Party or any member of its Group with respect to incidental references to the co-branded Internet Services or the other Party's Brand included in general corporate announcements and press releases.

     21. Dispute Resolution. Prior to instituting any action pursuant to Section 29(f), the Parties will attempt to resolve any dispute between the Parties' Groups either with respect to the interpretation of any provision of this Agreement or with respect to the performance by either Party's Group under this Agreement as specified in this Section.

          (a) Upon written request of either Party, a dispute shall be submitted for resolution to a dispute resolution team which shall be comprised of two representatives from each Party (the "Integrated Action Team").

          (b) The Integrated Action Team shall meet as often as necessary to gather and furnish to each Party all information with respect to the matter in issue, which is appropriate and germane for its resolution.

          (c) The Integrated Action Team shall discuss the dispute and negotiate in good faith in an effort to resolve the dispute without the necessity of any formal proceeding relating thereto.

          (d) During the course of such negotiation, all reasonable requests made by one Party to the other for nonprivileged information reasonably related to this Agreement and the dispute will be honored in order that each Party may be fully advised of the other Party's position.

          (e) The specific format for such discussions will be left to the discretion of the Integrated Action Team, but may include the preparation of agreed upon statements of fact or written statements of position furnished by each Party to the other Party.

          (f) If the Integrated Action Team fails to resolve the dispute within thirty (30) days after the initial delivery of a request by either Party to submit the dispute to the Integrated Action Team (the "Notice"), then the dispute shall be escalated to an officer of Sprint and an officer of EarthLink, for their review and resolution within forty-five (45) days after delivery of the Notice.

          (g) If the officers referred to above fail to resolve the dispute within forty-five (45) days after the Notice, then the dispute shall be escalated to the President of Sprint and the President of EarthLink for their review and resolution within sixty
     (60) days after the Notice.

          (h) If the dispute is not resolved by the Parties' Presidents within sixty (60) days after the Notice, then the Parties may initiate formal proceedings.

          (i) Notwithstanding anything in this Section to contrary, the Integrated Action Team may stay the time periods set forth in this Section upon a unanimous vote of its members to do so.

          (j) Notwithstanding anything in this Agreement to the contrary, either Party may resort to court action for injunctive relief at any time if the dispute resolution process set forth in this Section would permit or cause irreparable damage to such Party or any third Party claiming against such Party, due to delay arising out of the dispute resolution process.

     22. Continued Performance. The Parties agree that their Groups shall continue performing their respective obligations under this Agreement while disputes are being resolved unless and until such obligations are terminated or expire in accordance with the provisions of the Agreement.

     23. Audit. Each Party's Group will maintain complete and accurate accounting records during the term of this Agreement and for two (2) years after the termination of this Agreement in a consistent form to substantiate the direct monetary payments and reporting obligations of one Party to the other Party under this Agreement. Each Party may, upon reasonable advance written notice to the other Party, conduct during the other Party's regular business hours, and in accordance with applicable law and reasonable security requirements, audits of the other Party's Group of such direct monetary payment and reporting obligation accounts and records, in accordance with the following guidelines and restrictions:

          (a) the audit may be conducted by members of the internal audit department who are employees of the auditing Party;

          (b) the audited Party and its Group may require the auditing Party's employee to conduct the audit on the premises of the audited Party's Group;

          (c) the audited Party's Group will have the right to have an employee or representative present at all times during the audit;

          (d) the auditing Party will not have direct unrestricted access to the audited Party's Group's computer database without the consent of the audited Party, and will be entitled to review only those specific records of the audited Party's Group directly related to the monetary obligations of the audited Party's Group under this Agreement, specifically limited to customer activations, deactivations, customer billing records, records related to media/advertising expenditures, market launch expenditures, market development funds/escrow arrangements, and any other records directly related to the monetary obligations of such Party's Group hereunder; and

          (e) the auditing Party's audit of activation, deactivation, and customer billing records will be limited to a reasonable random sampling audit of those records.

Subject to the restrictions set forth above, the audited Party and the members of its Group will cooperate fully with the auditing Party. All reasonable fees and costs incurred (including a reasonable charge for the services of any employee of the audited Party directly involved in the audit) by either Party in connection with such audits will be paid by the auditing Party. The Party whose group is audited will have the right to have the results of any such audit reviewed by their internal auditing staff or by the audited Party's independent accountants who then audit the financial statements of the audited Party ("Independent Auditors"). The cost of such internal or Independent Auditors review shall be borne by the audited Party. The audited Party and its Group shall use its commercially reasonable efforts to immediately correct any deficiencies related to performance proved to exist by such audit.

     Each Party may seek an audit of the other Party and its Group, pursuant to this Section, no more than once every twelve (12) months. These audit rights shall survive until the period ending twelve (12) months following the termination of all residual payments under the applicable Schedule.

     Termination.

          (a) Notwithstanding Section 1 of this Agreement, the Sprint Party may, if not then in material breach of this Agreement, terminate this Agreement with sixty (60) days prior notice in the event the EarthLink Group is in material breach of any representation, warranty, obligation or agreement set forth in this Agreement and such breach is not substantially cured within sixty
     (60) days of notice of such breach. If the breach requires more than sixty (60) days to cure, such sixty (60) day period will be extended for an additional sixty (60) days if the EarthLink Group is exercising substantial, diligent and continuous efforts to cure such breach; provided, however, that if the EarthLink Group is not exercising substantial, diligent and continuous efforts to cure such breach, the Sprint Party may terminate this Agreement immediately pursuant to notice given at any time after the sixty (60) day cure period (as may be extended pursuant to this Section 24(a)) but prior to the cure of such breach.

          (b) The Sprint Party shall have the option to terminate this Agreement immediately by written notice to the EarthLink Party upon the occurrence of:

               (i) a Business Combination as defined in the Governance Agreement between the Parties of even date herewith; or

               (ii) consummation of a tender or exchange offer, merger, consolidation, share exchange or other business combination, in which the Sprint or Sprint L.P. is a party, or a sale of securities, recapitalization, liquidation, dissolution or similar transaction involving Sprint or Sprint L.P., or any acquisition of, in any manner, directly or indirectly, a material equity interest in, or a material amount of voting equity securities of Sprint or Sprint L.P. (with the acquisition of beneficial ownership of fifty percent (50%) or more of voting equity securities being deemed material for this purpose) or assets of Sprint or Sprint L.P. (a "Sprint Change in Control Transaction") if the entity that, as a result of such transaction, owns 50% or more of the equity securities or assets of Sprint or Sprint L.P. or owns the Sprint Brand or is otherwise the surviving entity of such transaction (the "Survivor"), is engaged, directly or indirectly, either itself or through Affiliates, in a Restricted Services Business (defined below).

          (c) Notwithstanding Section 1 of this Agreement, the EarthLink Party may, if not then in material breach of this Agreement, terminate this Agreement with sixty (60) days prior notice in the event the Sprint Group is in material breach of any representation, warranty, obligation or agreement set forth in this Agreement and such breach is not substantially cured within sixty (60) days of notice of such breach. If the breach requires more than sixty
     (60) days to cure, such sixty (60) day period will be extended for an additional sixty (60) days if the Sprint Group is exercising substantial, diligent and continuous efforts to cure such breach; provided, however, that if the Sprint Group is not exercising substantial, diligent and continuous efforts to cure such breach, the EarthLink Party may terminate this Agreement immediately pursuant to notice given at any time after the sixty (60) day cure period (as may be extended pursuant to this Section 24(c)) but prior to the cure of such breach.

          (d) The EarthLink Party may, if not then in material breach of this Agreement, terminate this Agreement immediately by written notice to the Sprint Party in the event of:

               (i) an acquisition by any member of the Sprint Group, directly or indirectly, either in whole or in part, either via a tender or exchange offer, merger, consolidation, share exchange or other business combination or an asset purchase or any other business transaction, of a third party which provides a set of services and products (whether as a series of individual products and services or as an integrated grouping or package of products and services) which are the same as or substantially similar to the Core Internet Application Set (such portion of the business of such third party as consists of the provision of such services being referred to as a "Restricted Services Business"), if the Sprint Group has not within 180 days after the consummation of such acquisition effected the (x) transfer of the Restricted Services Business to the EarthLink Group on terms and conditions mutually acceptable to the Parties (which opportunity the EarthLink Party agrees to review in good faith); (y) termination of the Restricted Services Business; or (z) divestiture of the Restricted Services Business; or

               (ii) a Sprint Change in Control Transaction if the Survivor is engaged in a Restricted Services Business and has not within 180 days after the consummation of the Sprint Change in Control Transaction effected the (x) transfer of the Restricted Services Business to the EarthLink Group on terms and conditions mutually acceptable to the Parties (which opportunity the EarthLink Party agrees to review in good faith); (y) termination of the Restricted Services Business; or
          (z) divestiture of the Restricted Services Business; or

               (iii) the termination of the Governance Agreement under clause (ii) (when Sprint's Percentage Interest is less than the Lower Threshold, as such terms are defined in the Governance Agreement), (iv) and (vi) of Section 7.01(a) thereof.

     The EarthLink Party will not unreasonably withhold its consent to an extension of such 180 day period referred to in Sections 24(d)(i) and (ii) for an additional period not to exceed 180 days if the Sprint Group is not permitting the Restricted Services Business to use the Sprint Brand or the Sprint Group's marketing and distribution channels and is diligently and in good faith seeking to consummate such divestiture as soon as possible. In the event of an event described in clauses (i) and (ii) of Section 24(d) above:
     (a) during the 180 day period provided for in such clauses (and any extension thereof agreed to by the EarthLink Party and any time period thereafter prior to the EarthLink Party's election (or waiver of its right) to terminate this Agreement), the exclusivity restrictions contained in Section 7(b) shall not apply and no breach of such provision shall be deemed to have occurred by reason of the conduct of a Restricted Services Business involved in such a transaction during such time period; and (b) if the EarthLink Party does not exercise its option to terminate this Agreement within 90 days following such prior 180 day period (as same may be extended pursuant to this paragraph), the Sprint Group shall be permanently released from the exclusivity restrictions under Section 7(b) for the Restricted Services Business (including any internal growth or expansion of such Business but excluding any acquisition of another Restricted Services Business).

          (e) Either Party may terminate this Agreement immediately by written notice to the other Party upon the termination of the Governance Agreement under clause (i) of Section 7.01 thereof.

          (f) (i) Upon termination of this Agreement by the EarthLink Party pursuant to Sections 24(d)(i) or 24(d)(ii) or by the Sprint Party pursuant to Section 24(b)(ii), the Sprint Group shall pay to the EarthLink Party a termination fee (the "Termination Fee") to reimburse the EarthLink Group for its loss of benefits under this Agreement, which payment is not in lieu of any damages which may at the time of termination have previously inured to the EarthLink Group as a result of any breach of this Agreement by the Sprint Group prior to the termination date, subject to clause (iv) below. The actual losses resulting to the EarthLink Group from the termination of this Agreement pursuant to Sections 24(d)(i), 24(d)(ii) or

          24(b)(ii) would be difficult to determine, and the Parties agree that the Termination Fee is a fair and reasonable estimate of such losses in the form of liquidated damages and is not a penalty.

               (ii) The Termination Fee shall consist of two components, the sum of which shall be paid as a single fee. The first component of the Termination Fee (the "First Component") shall equal $60 million on the Effective Date and shall decrease pro rata per day over the five (5) year period commencing on the Effective Date; provided that if the termination of this Agreement occurs pursuant to Sections 24(d)(i), 24(d)(ii) or 24(b)(ii) prior to the second anniversary of the Effective Date, the First Component shall equal $60 million. The First Component shall be paid, at the EarthLink Party's election, in cash or in shares of the Preferred Stock of Newco then-owned by the Sprint Group that were issued pursuant to the Investment Agreement, each such share having a value for such purpose equal to the value of the Newco common stock into which such share of Preferred Stock is convertible as of the date of such termination assuming use of the Conversion Ratio as defined in the Governance Agreement; provided that the EarthLink Party cannot require the Sprint Party to surrender shares of Preferred Stock if such surrender would violate federal or state securities laws.


               (iii) The second component of the Termination Fee will equal the sum of the fees which would have been payable under "Subscriber Commitment" on Schedule H for the period from such termination through the end of the five (5) year commitment period in such provision assuming that no additional subscribers would have been generated under such provision after the effective date of the termination of this Agreement.

               (iv) The Termination Fee represents the sole amount that will be payable from each Party to the other upon termination of this Agreement other than damages accrued prior to the date of termination resulting from any prior breach (excluding for these purposes any damages relating to the period after the termination of this Agreement) and amounts owing under any express provision of this Agreement that have accrued prior to the date of termination.

          (g) Except as provided in this Section 24, termination of this Agreement is without prejudice to any other rights or remedies of the Parties. Termination of this Agreement for any cause does not release either Party nor the members of its Group from any liability which, at the time of termination, has already accrued to the other Party and its Group subject to Section 24(f)(iv).


          (h) Upon the termination of this Agreement the Parties and their Groups will use commercially reasonable efforts to mitigate the non-liquidated damages caused by the occurrence of such event.

          (i) The occurrence of any of the events that trigger a right to termination pursuant to Sections 24(b), 24(d) or 24(e) shall not constitute a breach of this Agreement, including, without limitation, Section 7(b).

     25.  Sprint Brand License.

          (a) License. The Sprint Party grants to the EarthLink Party a non-exclusive, royalty free, nontransferable license, to use the Sprint Brand in the Territory (directly or through a sublicense to the members of the EarthLink Group and the EarthLink Group's distributors, resellers and channel partners) and during the term of this Agreement for the purpose of marketing, promoting and selling the Sprint Services, the Core Internet Application Set, Internet Telephony services (to the extent permitted under Section 7(e)) and such other Internet Services as are agreed upon in writing by the Parties, in each case as specified in this Agreement. The EarthLink Party shall cause the members of the EarthLink Group, and the EarthLink Group's distributors, resellers and channel partners to properly display and use Sprint's Brand in accordance with this Agreement.

          (b)  Control of Brand.

               (i) The Sprint Party has the right, at all reasonable times, to inspect the EarthLink Group's relevant facilities and review the manner in which the EarthLink Group uses the Sprint Brands so that the Sprint Party may satisfy itself that the Sprint Brands are used in accordance with this Agreement; provided, however, that Sprint cannot exercise such right in a manner which unreasonably interferes with the EarthLink Group's normal business operations.

               (ii) The EarthLink Group shall adhere to the trademark usage guidelines furnished by the Sprint Party for the depiction of the Sprint Brand ("Trademark Usage Guidelines") and any reasonable modifications or amendments thereto. The attached Schedule I will function as the current version of the Trademark Usage Guidelines. The EarthLink Group shall adhere to the Sprint Party's Marketing Communications Guidelines and any reasonable modifications or amendments thereto, the current version of which is attached as Schedule J. In the event of a conflict between this Agreement on the one part and either of the Trademark Usage Guidelines or Marketing Communications Guidelines on the other part, this Agreement shall govern.

               (iii)The EarthLink Group shall include on all advertising and promotional materials, packaging and labels bearing the Sprint Brand the following notice:

          "[Sprint Mark] is a registered trademark of Sprint
          Communications Company L.P.  Used under license."

          With respect to electronic presentations of the Sprint Brand, this notice may be contained on EarthLink's web-site under "Legal Information" or, if software, in the "About" box or where the EarthLink Group's own proprietary notices appear.

               (iv) Prior to any first use of the Sprint Brand on advertising or promotional materials by the EarthLink Group, the EarthLink Party agrees to furnish the Sprint Party with samples of such advertising and promotional materials, packaging and labels bearing any of the Sprint Brand for trademark usage approval (which approval shall not be unreasonably withheld) to:

                    Patrice Dougherty, Sr. Intellectual
                    Property Analyst
                    Sprint Communications Company L.P.
                    8140 Ward Parkway
                    Kansas City, MO 64114
                    Facsimile:  (913) 624-6388

          The EarthLink Group shall amend the future use of the Sprint Brand in any such advertising and promotional materials, packaging and labels if the use of the Sprint Brand is not approved by the Sprint Party. The Sprint Party will have 7 business days from the date of receipt to approve or object to materials submitted for trademark usage approval. If no objection is received by the EarthLink Group within such 7 business days, such materials will be deemed approved. Use of the Brand by the EarthLink Group that is substantially identical to uses of the Brand that have previously been approved or that is being used for the same program (with substantially similar presentation of the Sprint Brand) as has previously been approved do not require submission for approval.

               (v) The EarthLink Group must immediately cease placing into its distribution channel any previously approved material from which the Sprint Party withdraws its approval. The Sprint Party will not unreasonably rescind approval of any materials previously approved.

          (c)  Rights in Brand.

               (i) The EarthLink Group acquires and will acquire no rights, title or interest in the Sprint Brand or the goodwill associated with them, other than the right to use the Sprint Brand in accordance with this Agreement. In accepting this Agreement, the EarthLink Group acknowledges the Sprint Party's ownership of the Sprint Brand, its validity and the goodwill connected with it. The EarthLink Group will not attack the Sprint Brand, nor assist anyone in attacking it. The EarthLink Party further agrees that the EarthLink Group shall not make any application to register the Sprint Brand, nor to use any confusingly similar trademark, service mark, trade name, or derivation, during the term of this Agreement or thereafter. This paragraph will survive the termination of this Agreement.

               (ii) At the request and sole expense of the Sprint Party, the EarthLink Party will execute and will cause any relevant member of the EarthLink Group to execute, any papers or documents reasonably necessary to protect the rights of Sprint in the Sprint Brand and execute and deliver such other documents as may be reasonably requested by the Sprint Party.


               (iii) Sprint represents and warrants that as of the date hereof the Sprint Brand does not infringe upon any trademarks and is not involved in any opposition, invalidation, cancellation or litigation that would threaten the EarthLink Group's use of the Sprint Brand in connection with the Core Internet Application Set and, to the Sprint Party's knowledge, no such action is threatened with respect to the Sprint Brand. In the event that such action occurs, the Sprint Party will vigorously protect the Sprint Brand.

          (d) Infringement. The EarthLink Party shall promptly notify the Sprint Party of any unauthorized use of the Sprint Brand that comes to the EarthLink Group's attention. The Sprint Party in its reasonable discretion may take such action as may be required to prosecute the infringement. In the event that the Sprint Party decides that action should be taken against such third Parties, the Sprint Party may take such action either in its own name, or alternatively, the Sprint Party may authorize the EarthLink Party to initiate such action in the EarthLink Party's name but the EarthLink Party shall have no obligation to do so. In either event, the EarthLink Party agrees and agrees to cause the relevant members of the EarthLink Group to cooperate fully with the Sprint Party, at the Sprint Party's expense, to whatever extent it is necessary to prosecute such action, all expenses being borne by the Sprint Party and all damages which may be recovered being solely for the account of the Sprint Party.

          (e) Termination. In the event the EarthLink Group violates the Sprint Brand Trademark Usage Guidelines or the Sprint Marketing Communications Guidelines and continues to do so for a continuous 45 day period or for three periods of 30 days each during a calendar year following written notice from the Sprint Party, such violation shall constitute a material breach of this Agreement and the Sprint Party may terminate this Agreement.

          (f)  Relief.  The Parties agree that a breach of this
     Section 25 may give rise to irreparable injury to the non-breaching Party and its Group that cannot be compensated for adequately by damages. Consequently, the Parties agree that each Party shall be entitled, in addition to all other remedies available, to injunctive and other equitable relief to prevent a breach of this Section 25 and to secure the enforcement of the provisions of this Section 25 in any court of competent jurisdiction in the United States or any state thereof (and the Parties agree to waive any requirement for the posting of bond in connection with such remedy).

     26.  EarthLink Brand License.

          (a) License. The EarthLink Party grants to the Sprint Party a non-exclusive, royalty free, nontransferable license, to use the EarthLink Brand and the EarthLink marks described on Schedule C (the "Marks") in the Territory (directly or through a sublicense to the members of the Sprint Group and the Sprint Group's distributors, resellers and channel partners) and during the term of this Agreement for the purpose of marketing, promoting and selling Internet Services sourced from the EarthLink Group (separately or in a package or bundle with LD Services and/or Telecommunications Services), in each case as specified in this Agreement. Sprint will cause the members of the Sprint Group and the Sprint Group's distributors, resellers and channel partners to properly display and use the EarthLink Brand and Marks in accordance with this Agreement.


          (b)  Control of Brand and Marks.

               (i) The EarthLink Party has the right, at all reasonable times, to inspect the Sprint Group's relevant facilities and review the manner in which the Sprint Group uses the EarthLink Brands and Marks so that the EarthLink Party may satisfy itself that the EarthLink Brands and Marks are used in accordance with this Agreement; provided, however, that the EarthLink Party cannot exercise such right in a manner which unreasonably interferes with the Sprint Group's normal business operations.

               (ii) The Sprint Group shall adhere to the trademark usage guidelines furnished by the EarthLink Party for the depiction of the EarthLink Brand and Marks ("EarthLink Trademark Usage Guidelines"). The attached Schedule K will function as the current version of the EarthLink Trademark Usage Guidelines.

               (iii) The Sprint Party shall include on all advertising and promotional materials bearing the EarthLink Brand or Marks the following notice:

          [EarthLink Mark] is a Registered Trademark of EarthLink Network, Inc. Used under license.

               (iv) Prior to any first use of any of the EarthLink Brand and/or Marks by the Sprint Group, the Sprint Party must furnish EarthLink with samples of all advertising and promotional materials, packaging and labels bearing any of the EarthLink Brand for trademark usage approval to:

                    Contracts Manager
                    EarthLink Network, Inc.
                    3100 New York Drive
                    Pasadena, California  91107

          The Sprint Group shall amend the future use of the EarthLink Brand and Marks if the use of the EarthLink Brand or Marks is not approved by the EarthLink Party.

          The EarthLink Party will have 7 business days from the date of receipt to approve or object to materials submitted for trademark usage approval. If no objection is received by Sprint within 7 business days, such materials will be deemed approved. Use of the Brand and Marks by the Sprint Group that is substantially identical to uses of the Brand and Marks that have previously been approved or that is being used for the same program (with substantially similar presentation of the EarthLink Brand and Marks) as has previously been approved do not require submission for approval.

               (v) The Sprint Group must immediately cease placing materials into its distribution channels any previously approved material from which the EarthLink Party withdraws its approval. The EarthLink Party will not unreasonably rescind approval of any materials previously approved.

          (c)  Rights in Brand.

               (i) The Sprint Group acquires and will acquire no rights, title or interest in the EarthLink Brand and Marks or the goodwill associated with them, other than the right to use the EarthLink Brand in accordance with this Agreement. In accepting this Agreement, the Sprint Group acknowledges the EarthLink Group's ownership of the EarthLink Brand and Marks, their validity and the goodwill connected with them. The Sprint Group will not attack the EarthLink Brand or Marks, nor assist anyone in attacking them. Sprint further agrees that neither the Sprint Party nor any member of the Sprint Group will make any application to register the EarthLink Brand, nor to use any confusingly similar trademark, service mark, trade name, or derivation, during the term of this Agreement or thereafter. This paragraph will survive the termination of this Agreement.

               (ii) At the request of the EarthLink Party, the Sprint Party will execute and will cause any relevant member of the Sprint Group to execute any papers or documents reasonably necessary to protect the rights of the EarthLink Group in the EarthLink Brand and Marks and execute and deliver such other documents as may be reasonably requested by the EarthLink Party.

               (iii) The EarthLink Party represents and warrants that as of the date hereof the EarthLink Brand and Marks do not infringe upon any trademarks and are not involved in any opposition, invalidation, cancellation or litigation that would threaten Sprint's use of the EarthLink Brand and Marks, and to the EarthLink Party's knowledge, no such action is threatened with respect to the EarthLink Brand or Marks. In the event that such action occurs, the EarthLink Party will vigorously protect the EarthLink Brand.

          (d) Infringement. The Sprint Party shall promptly notify the EarthLink Party of any unauthorized use of the EarthLink Brand or Marks that comes to the Sprint Group's attention. The EarthLink Party in its reasonable discretion may take such action as may be required to prosecute the infringement. In the event that the EarthLink Party decides that action should be taken against such third parties, the EarthLink Party may take such action either in its own name, or alternatively, the EarthLink Party may authorize the Sprint Party to initiate such action in the EarthLink Party's name but Sprint shall have no obligation to do so. In either event, the Sprint Party agrees to and agrees to cause the Sprint Group to cooperate fully with the EarthLink Group to whatever extent it is necessary to prosecute such action, all expenses being borne by the EarthLink Party and all damages which may be recovered being solely for the account of the EarthLink Party.

          (e) Termination. In the event the Sprint Group violates the EarthLink Trademark Usage Guidelines and continues to do so for a continuous 45 day period or for three periods of 30 days each during a calendar year following written notice from the EarthLink Party, such violation shall constitute a material breach of this Agreement and the EarthLink Party may terminate this Agreement.

          (f)  Relief.  The Parties agree that a breach of this
     Section 26 may give rise to irreparable injury to the non-breaching Party and its Group that cannot be compensated for adequately by damages. Consequently, the Parties agree that each Party and any relevant members of their Groups shall be entitled, in addition to all other remedies available, to injunctive and other equitable relief to prevent a breach of this Section 26 to secure the enforcement of the provisions of this Section 26 in any court of competent jurisdiction in the United States or any state thereof (and the Parties agree to waive any requirement for the posting of bond in connection with such remedy).

     27. Covenant of Cooperation and Good Faith. The Parties covenant to timely and diligently cooperate to effect the goals, objectives and purposes of this Agreement and to facilitate the performance of their respective duties and obligations under this Agreement in a commercially reasonable manner. Further, the Parties agree to deal and negotiate with each other in good faith in the execution and implementation of their duties and obligations under this Agreement.

     28. Services Not Specifically Covered. There may be functions, responsibilities, activities and tasks not specifically described in this Agreement or the Schedules hereto which are required for the performance and provision of the Parties' obligations and are an inherent part of, or a necessary element included within, the Parties' obligations. If such functions, responsibilities, activities and tasks are mutually determined by the parties to be required for the proper performance the other obligations or are an inherent part, or a necessary part, thereof, such functions, responsibilities, activities and tasks shall be deemed to be implied by and included within the scope of this Agreement and the obligations established hereunder to the same extent and in the same manner as if specifically described in this Agreement and the Schedules hereto; provided that this Section 28 shall not be interpreted to impose any material obligations or liabilities on any Party that are not expressly set forth in this Agreement.

     29.  Miscellaneous.

          (a) Notices. Unless otherwise provided herein, any notice, request, waiver, instruction, consent or document or other communication required or permitted to be given by this Agreement shall be effective only if it is in writing and (a) delivered by hand or sent by certified mail, return receipt requested, (b) if sent by a nationally-recognized overnight delivery service with delivery confirmed, or (c) if telecopied, with receipt confirmed as follows:

          EarthLink Party:         EarthLink, Inc.
                                   3100 New York Drive
                                   Pasadena, California 91107
                                   Attn.:  Charles G. Betty
                                   Telecopy No.:  (626) 296-4161

          with a copy to:          Hunton & Williams
                                   NationsBank Plaza, Suite 4100
                                   600 Peachtree Street, N.E.
                                   Atlanta, Georgia  30308-2216
                                   Attn.: Scott M. Hobby, Esq.
                                   Telecopy No.: (404) 888-4190

          Sprint Party:            Sprint Corporation
                                   2330 Shawnee Mission Parkway
                                   Westwood, Kansas 66205
                                   Attn.:  Chief Financial Officer
                                   Telecopy No. (913) 624-8426

          with a copy to:          Sprint Corporation
                                   2330 Shawnee Mission Parkway
                                   Westwood, Kansas 66205
                                   Attn.:  Corporate Secretary
                                   Telecopy No.:  (913) 624-8233

     The Parties shall promptly notify each other of any change in their respective addresses or facsimile numbers or of the person or office to receive notices, requests or other communications under this
     Section 29(a). Notice shall be deemed to have been given as of the date when so personally delivered, when delivered if sent by United States mail, the next day when delivered during business hours to such overnight delivery service properly addressed or when receipt of a telecopy is confirmed, as the case may be, unless the sending Party has actual knowledge that such notice was not received by the intended recipient.

          (b) Entire Agreement. This Agreement (including the Schedules and Schedules) embodies the entire agreement and understanding of the Parties in respect to the matter contemplated hereby and supersedes and renders null and void all other prior agreements and understandings, written and oral, with respect to the subject matter hereof, provided that this provision shall not abrogate any other written agreement between the Parties executed simultaneously with this Agreement.

          (c) Waiver. Except as otherwise permitted in this Agreement, the terms or conditions of this Agreement may not be waived unless set forth in a writing signed by the Party entitled to the benefits thereof. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of such provision at any time in the future or a waiver of any other provision hereof. The rights and remedies of the Parties are cumulative and not alternative. Except as otherwise permitted in this Agreement, neither the failure nor any delay by any Party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.

          (d) Successors and Assigns. Except as provided in this Agreement, neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or transferred, in whole or in part, by any of the Parties or members of their Groups without the prior written consent of the other Party; provided, however, that such assignment or transfer may be made by (i) by the Sprint Party to any of its Affiliates, or pursuant to any merger or sale of substantially all of the assets of Sprint or such Affiliates (or any transaction having such effect) or (ii) by EarthLink to Newco in connection with a merger, exchange offer, consolidation, share exchange or other business combination with or a sale of assets to Newco or with or to a direct or indirect wholly-owned subsidiary of Newco. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns. Any attempted assignment in violation of this Section 29(d) shall be void.

          (e) Governing Law. This Agreement shall be governed by the laws of the State of Delaware, without regard to conflict of laws principles.

          (f) Exclusive Jurisdiction and Consent to Service of Process. Subject to Sections 25(f) and 26(f) the Parties agree that any action arising out of or relating to this Agreement shall be instituted in a Delaware state court or in a federal court sitting in such state which shall be the exclusive venue of any such action. Each Party waives any objection which is based on jurisdiction with respect to such action, and irrevocably consents and submits to the jurisdiction of any such court (and the appropriate appellate courts) in any such action. Any and all service of process and any other notice in any such action shall be effective against such Party when transmitted in accordance with Section 29(a). Nothing contained herein shall be deemed to affect the right of any Party to serve process in any manner permitted by law. At the time of a dispute, the parties may mutually agree that any action arising out of or relating to this Agreement may be decided through an arbitration proceeding, the details of such arbitration proceeding to be mutually agreed upon by the parties at the time of the dispute.

          (g) Waiver of Jury Trial. THE EARTHLINK PARTY AND THE SPRINT PARTY HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL ACTION INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

          (h) Severability. If any provision of this Agreement as applied to any Party or to any circumstance shall be held invalid, illegal or unenforceable by any court of competent jurisdiction,
     (i) the validity, legality and enforceability of the remaining provisions of this Agreement will remain in full force and effect and (ii) the application of such provision to any other part or to any other circumstance shall not be affected or impaired thereby.
     To the extent permitted by applicable law, each Party waives any provision of applicable law that renders any provision hereof prohibited or unenforceable in any respect. If any provision of this Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the Parties to the extent possible.

          (i) Counterparts. This Agreement may be executed in one or more counterparts each of which when so executed and delivered shall for all purposes be deemed to be an original but all of which, when taken together, shall constitute one and the same Agreement.

          (j) Headings. The headings used in this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction or interpretation hereof.

          (k) No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, shall create or confer upon any person (including but not limited to any employees), other than the Parties or their respective successors and permitted assigns, any legal or equitable rights, remedies, obligations, liabilities or claims under or with respect to this Agreement, except as expressly provided herein.

          (l)  Interpretation.

               (i) Each Party is a sophisticated legal entity that was advised by experienced counsel and, to the extent it deemed necessary, other advisors in connection with this Agreement. Accordingly, each Party hereby acknowledges that no Party has relied or will rely in respect of this Agreement or the transactions contemplated hereby upon any document or written or oral information previously furnished to or discovered by it or its representatives, other than this Agreement.

               (ii) No provision of this Agreement shall be interpreted in favor of, or against, either of the Parties by reason of the extent to which either such Party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

          (m) Amendment. No amendment, modification or alteration of the terms or provisions of this Agreement, including any Schedules hereto or thereto, shall be binding unless the same shall be in writing and duly executed by the Party against whom such amendment, modification or alteration is sought to be enforced.

          (n) Guarantee. By its execution of this Agreement, Newco agrees that it will be jointly and severally liable with EarthLink for all of the obligations and liabilities of EarthLink, the EarthLink Party and the EarthLink Group hereunder, and Newco hereby guarantees the full performance by such entities of their respective obligations hereunder, including its payment obligations.

          (o) Survival. Notwithstanding the expiration or early termination of this Agreement for any reason whatsoever, the following Sections of this Agreement shall survive any such expiration or termination: Sections 16, 17, 19, 20, 21, 23 and 29. In addition, the termination of this Agreement shall not relieve any Party from any payment obligations (including the Termination Fee) which have accrued prior to or simultaneously with the termination of this Agreement.

(o)  SPRINT CORPORATION                      EARTHLINK NETWORK, INC.


--------------------------                   ------------------------
Signature of Authorized                      Signature of Authorized
Representative                               Representative

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Print Name                                   Printed Name

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Title                                        Title

SPRINT COMMUNICATIONS
COMPANY L.P.

By:  U.S. Telecom, Inc., General Partner          DOLPHIN, INC.


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Signature of Authorized                      Signature of Authorized
Representative                               Representative





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Printed Name                                 Printed Name


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Title                                        Title


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